Exhibit 5.2

[Letterhead of Riker, Danzig, Scherer, Hyland & Perretti LLP]

September 27, 2002

R.J. Reynolds Tobacco Holdings, Inc.
R.J. Reynolds Tobacco Company
RJR Acquisition Corp.
401 North Main Street
Winston-Salem, North Carolina   27102

Dear Ladies and Gentlemen:

We have acted as special New Jersey counsel for R. J. Reynolds Tobacco Company (“RJRT”) in connection with the Indenture dated as of May 20, 2002 by and among R.J. Reynolds Tobacco Holdings, Inc., RJRT, RJR Acquisition Corp. and The Bank of New York (the “Indenture”), the $300,000,000 6 1/2% Note of R.J. Reynolds Tobacco Holdings, Inc. in favor of Cede & Co., or its registered assigns due June 1, 2007 and the $450,000,000 7 1/4% Note of R.J. Reynolds Tobacco Holdings, Inc. in favor of Cede & Co., or its registered assigns due June 1, 2012 (the “Notes”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of RJRT officers and other instruments as we have deemed necessary for the purposes of rendering this opinion.

We have also assumed without independent investigation that, for the purposes of opinion number 2 below, the laws of the State of New York are identical to the laws of the State of New Jersey.

Based upon the foregoing, we are of the opinion that, as of May 20, 2002:

1.         The Indenture and the Notes were duly executed and authorized by RJRT.

2.         The Indenture and the Notes were delivered by RJRT.

We hereby consent to the filing of this opinion as Exhibit 5.2 to Amendment No. 1 to the Company's Current Report on Form 8-K filed on May 21, 2002.

The opinions expressed herein are limited to the laws of the State of New Jersey and to the matters set forth herein and no other opinions are expressed or are to be implied.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, which were in effect as of May 20, 2002.  We assume no obligation to update the opinions set forth herein, and we render no opinion with respect to the law of any other jurisdiction.

Very truly yours,

/s/ Riker, Danzig, Scherer, Hyland & Perretti LLP

WGC/tb

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